UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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THE HARTFORD ALTERNATIVE STRATEGIES FUND
(Exact Name of Registrant As Specified In Its Charter)
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THE HARTFORD ALTERNATIVE STRATEGIES FUND

P. O. Box 2999

Hartford, Connecticut 06104-2999

INFORMATION STATEMENT

REGARDING CHANGE OF INVESTMENT SUB-ADVISER

Important Notice Regarding the Availability of this Information Statement

This information statement is available at

http://www.hartfordinvestor.com/servlet/Satellite?c=Page&cid=1200230782689&pagename=Investor%2FPage%2FCommon

June 25, 2012

This information statement is being provided to the shareholders of The Hartford Alternative Strategies Fund, a Delaware statutory trust (the “Fund”).  This information statement is being provided to Fund shareholders in accordance with an exemptive order granted by the U.S. Securities and Exchange Commission (“SEC”) which permits the Fund’s investment manager, Hartford Investment Financial Services, LLC (“HIFSCO”), to terminate and replace a Fund’s sub-adviser not affiliated with HIFSCO without obtaining shareholder approval if the Fund’s Board of Trustees (the “Board”) has approved the new sub-adviser.

This information statement provides Fund shareholders with detailed information regarding the change in the Fund’s sub-adviser occurred on or about June 4, 2012 to Wellington Management Company, LLP (“Wellington Management”), replacing Hartford Investment Management Company (“Hartford Investment Management”), the previous sub-adviser.  As of May 31, 2012, the only shareholders of record of the Fund were other registered Hartford-Sponsored Mutual Funds and seed capital invested on behalf of HIFSCO, the Fund’s investment manager.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will furnish, without charge, to any shareholder upon request, a copy of the Fund’s most recent annual report and the Fund’s most recent semi-annual report succeeding the annual report.  A copy of the annual/semi-annual report is available by writing to: The Hartford Mutual Funds, P. O. Box 64387, St. Paul, MN 55164-0387, or by calling 1-888-843-7824.

To help lower the impact of operating costs, the Fund attempts to eliminate mailing duplicate documents to the same address. When two or more Fund shareholders have the same last name and address, the Fund may send only one prospectus, annual report, semiannual report, information statement or proxy statement to that address rather than mailing separate documents to each shareholder. Shareholders may opt out of this single mailing at any time by contacting the Fund at the telephone number or address set forth above and requesting the additional copies of Fund documents. Shareholders sharing a single mailing address who are currently receiving multiple copies of Fund documents can request delivery of a single copy instead by calling the same telephone number or writing to the same address.

INTRODUCTION

At a meeting held on March 27, 2012, the Board, including the trustees who are not “interested persons” of the Fund (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (“Independent Trustees”), approved (1) the appointment of Wellington Management as the Fund’s new sub-adviser to replace the Fund’s existing sub-adviser; and (2) an Investment Sub-Advisory Agreement between HIFSCO and Wellington Management (the “Agreement”).  The appointment of Wellington Management as the Fund’s sub-adviser does not require shareholder approval.

Until June 4, 2012, Hartford Investment Management served as the Fund’s sub-adviser, pursuant to an investment sub-advisory agreement dated September 30, 2011 between HIFSCO and Hartford Investment Management (the “Hartford Investment Management Agreement”).  At the meeting held March 27, 2012, the Board voted to terminate the Hartford Investment Management Agreement.  The Hartford Investment Management Agreement was terminated on June 4, 2012.

HIFSCO recommended the selection of Wellington Management and reviewed with the Board the considerations that led to its recommendation.  Among other matters, HIFSCO reviewed the capabilities of Wellington Management and the terms of the “preferred partnership” arrangement pursuant to which, among other things, Wellington Management would serve as the preferred sub-adviser to the Hartford-sponsored funds.  Based upon its review, the Board concluded that it was in the best interest of the Fund and its shareholders to approve the Agreement.  A description of the material factors and conclusions which formed the basis of the Board’s determination is provided below under the heading “Discussion of Board Considerations.”

In connection with the change in sub-adviser, HIFSCO has agreed to decrease the management fees payable by the Fund at certain asset levels.  The investment management agreement between the Fund and HIFSCO provides for the Fund’s payment of a management fee to HIFSCO at an annual rate stated as a percentage of the Fund’s average daily net asset value prior to and in connection with the sub-adviser change as follows:

Management Fees Payable to HIFSCO Prior to the Sub-Adviser Change:	Management Fees Payable to HIFSCO In Connection with the Sub-Adviser Change:
0.600% of the first $500 million	0.600% of the first $500 million
0.550% of the next $500 million	0.550% of the next $500 million
0.500% of the next $4 billion	0.500% of the next $2 billion
0.480% of the next $5 billion	0.490% of the next $2 billion
0.470% in excess of $10 billion	0.480% of the next $5 billion
0.470% in excess of $10 billion

For the period September 30, 2011 (commencement of operations) through October 31, 2011, HIFSCO received management fees totaling $114,677 for serving as investment manager to the Fund.  HIFSCO paid $69,170 in sub-advisory fees to Hartford Investment Management.  As noted above, the overall management fee rates paid by shareholders of the Fund will not increase as a result of the approval of the Agreement.

DISCUSSION OF BOARD CONSIDERATIONS

Section 15(c) of the 1940 Act requires that each mutual fund’s board of trustees, including a majority of its Independent Trustees, initially approve, and annually review and consider the continuation of, the mutual fund’s investment sub-advisory agreement(s). At its meeting held on March 27, 2012, the Board, including each of the Independent Trustees, unanimously voted to approve the Agreement.  The Agreement went into effect on or about June 4, 2012.

Prior to approving the Agreement, the Board requested, received, and reviewed written responses from HIFSCO and Wellington Management to questions posed to them on behalf of the Independent Trustees and supporting materials relating to those questions and responses (the “Adviser Materials”). In addition, the Board received an in-person presentation from Fund officers and representatives of HIFSCO about the proposal to replace Hartford Investment Management, the Fund’s current sub-adviser, with Wellington Management. The Board’s Investment Committee also met in person with members of the proposed portfolio management team for the Fund regarding the capabilities of Wellington Management and the associated benefits to the Fund and its shareholders. In addition, the Board had previously received information with respect to Wellington Management in connection with Wellington Management’s re-approval on August 2-3, 2011 as the sub-adviser to certain other Hartford-sponsored funds and in connection with the Board’s approval of Wellington Management as the sub-adviser to certain additional Hartford-sponsored funds at other recent meetings.

In determining to approve the Agreement for the Fund, the members of the Board reviewed and evaluated information and factors they believed to be relevant and appropriate in light of the information that the Board deemed necessary and appropriate through the exercise of its reasonable business judgment. While individual members of the Board may have weighed certain factors differently, the Board’s determination to approve the Agreement was based on a comprehensive consideration of all information provided to the Board with respect to the approval of the Agreement. A more detailed discussion of the factors the Board considered with respect to its approval of the Agreement is provided below.

Nature, Extent, And Quality Of Services to be Provided by Wellington Management

The Board requested and considered information concerning the nature, extent, and quality of the services to be provided to the Fund by Wellington Management. The Board considered, among other things, the terms of the Agreement, the range of services to be provided, and Wellington Management’s organizational structure, systems and personnel. The Board also considered Wellington Management’s reputation and overall financial strength, and the Board’s past experience with Wellington Management as sub-adviser for other Hartford-sponsored funds. The Board considered the terms of the “preferred partnership” arrangement pursuant to which Wellington Management would serve as the preferred sub-adviser to the Hartford-sponsored funds, including the benefits of the arrangement for the Fund and other Hartford-sponsored funds.

With respect to Wellington Management’s asset allocation capabilities, the Board considered that HIFSCO believes that Wellington Management is a high quality manager with greater depth and breadth relative to Hartford Investment Management and other peer advisory firms and that Wellington

Management has strong investment capabilities with expertise across various investment disciplines. The Board also considered Wellington Management’s global capabilities across various asset classes, including the number and geographic locations of Wellington Management’s investment personnel. The Board noted that Wellington Management is focused entirely on third-party asset management and has experience managing assets for a diverse set of clients, including asset allocation portfolios, with different objectives and guidelines. In addition, the Board considered HIFSCO’s proposed revised investment objective and principal investment strategy of the Fund, to take effect on the date that Wellington Management began sub-advising the Fund, and Wellington Management’s proposed investment process for the Fund’s revised investment objective and principal investment strategy.

With respect to the day-to-day portfolio management services to be provided by Wellington Management, the Board considered the Investment Committee’s meeting with members of the proposed portfolio management team, and Wellington Management’s investment philosophy and process, investment research capabilities and resources, performance record, trade execution capabilities and experience. The Board also considered the experience of the proposed portfolio management team.

The Board also considered information previously provided by HIFSCO and Wellington Management regarding Wellington Management’s compliance policies and procedures and compliance history, and received a representation from HIFSCO that the written compliance policies and procedures of Wellington Management are reasonably designed to prevent violations of the federal securities laws.

In considering this information, the Board evaluated not only the information presented to the Board and the Investment Committee in connection with its consideration of the Agreement, but also the Board’s experience through past interactions with Wellington Management. Based on these considerations, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Fund by Wellington Management.

Performance of Wellington Management

The Board considered the investment performance of Wellington Management, including, for purposes of considering the investment skill and experience of the proposed portfolio management team, the performance of the Wellington Management composite for accounts with investment objectives, policies and principal investment strategies comparable to one or more components of the Fund’s principal investment strategy. HIFSCO and Wellington Management also provided additional information about the broad range of the portfolio management team’s investment experience and its investment philosophy and process.

Based on these considerations, the Board concluded that it was satisfied that Wellington Management has the capability of providing satisfactory investment performance for the Fund.

Costs of the Services and Profitability of HIFSCO and Wellington Management

The Board reviewed information regarding HIFSCO’s cost to provide investment management and related services to the Fund and the estimated profitability to HIFSCO and its affiliates from all services provided to the Fund and all aspects of their relationship with the Fund both under the sub-advisory arrangement with Hartford Investment Management and assuming implementation of the Agreement with Wellington Management. The Board also requested and received information relating to the operations and profitability of Wellington Management.

Based on these considerations, the Board concluded that the profits anticipated to be realized by HIFSCO, Wellington Management and their affiliates from their relationships with the Fund would not be excessive.

Comparison of Fees and Services

With respect to the sub-advisory fee schedule to be paid to Wellington Management by HIFSCO in respect of the Fund, the Board considered comparative information with respect to the sub-advisory fees to be paid by HIFSCO to Wellington Management. The Board also considered information provided by Wellington Management to the Investment Committee of the Board about the quality of services to be performed for the Fund and Wellington Management’s investment philosophy. In addition, the Board considered HIFSCO’s representation that it had negotiated Wellington Management’s fees at arm’s length.

The Board considered that, in connection with the sub-adviser change, HIFSCO proposed to add an additional breakpoint to the Fund’s contractual management fee schedule with HIFSCO that would result in a management fee reduction at certain asset levels. The Board noted that HIFSCO, not the Fund, would pay the sub-advisory fees to Wellington Management.

Based on these considerations, the Board concluded that the Fund’s proposed sub-advisory fees, in conjunction with the information about quality of services, profitability, economies of scale, and other matters discussed, were reasonable in light of the services to be provided.

Economies of Scale

The Board considered the extent to which economies of scale would be realized as the Fund grows and whether the fee levels reflect these economies of scale for the benefit of the Fund’s shareholders. The Board reviewed the breakpoints in the management fee schedule for the Fund, which reduce fee rates as Fund assets grow over time. The Board noted HIFSCO’s proposal to add an additional breakpoint to the Fund’s management fee schedule in connection with the sub-adviser change, thereby reducing fee rates above certain asset levels.

The Board reviewed relevant information included in the Adviser Materials regarding comparative breakpoint information for other funds in the Fund’s Lipper peer group. Based on these considerations, the Board concluded that it was satisfied with the extent to which economies of scale would be shared for the benefit of the Fund’s shareholders based on currently available information and the effective advisory fees and expense ratios for the Fund at its current and reasonably anticipated asset levels. The Board noted, however, that it would review future growth in Fund assets and the appropriateness of the breakpoints as part of its future annual review of the Agreement and the investment management agreement between the Fund and HIFSCO.

Other Benefits

The Board considered other benefits to Wellington Management and its affiliates from their relationships with the Fund. The Board also considered benefits to Wellington Management from its use of the Fund’s brokerage commissions to obtain soft dollar research, and representations from HIFSCO and Wellington

Management that Wellington Management would not make any revenue-sharing payments or any other type of distribution payments to HIFSCO or its affiliates.

* * * *

Based upon its review of these various factors, among others, the Board concluded that it is in the best interests of the Fund and its shareholders for the Board to approve the Agreement. In reaching this decision, the Board did not assign relative weights to the factors discussed above or deem any one or group of them to be controlling in and of themselves. In connection with its deliberations, the Independent Trustees met separately in executive session, with independent legal counsel, to review the relevant materials and consider their responsibilities under relevant laws and regulations.

DESCRIPTION AND COMPARISON OF THE AGREEMENT AND THE HARTFORD INVESTMENT MANAGEMENT AGREEMENT

The following discussion summarizes key terms of the Agreement and the obligations of Wellington Management, indicating any material differences between the Agreement and the Hartford Investment Management Agreement.

Sub-Advisory Services.  Under the Agreement, Wellington Management provides investment sub-advisory services with respect to the Fund’s assets.  HIFSCO’s responsibilities as the Fund’s investment manager generally remain unchanged.  HIFSCO continues to be responsible for overseeing and reviewing the performance of the Fund’s sub-adviser.  The Agreement provides that Wellington Management will evaluate and implement an investment program appropriate for the Fund, which program will be amended and updated from time to time as financial and other economic conditions change as determined by HIFSCO and Wellington Management.

The Agreement provides that Wellington Management, in consultation with HIFSCO when appropriate, will make all determinations with respect to the investment of the Fund’s assets and the purchase or sale of portfolio securities, and will take such steps as may be necessary to implement the same.  Additionally, the Agreement requires Wellington Management to furnish regular reports with respect to the Fund at periodic meetings of the Board and at such other times as may be reasonably requested by the Board.  The Agreement provides that these reports will include Wellington Management’s economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Fund since the last report.

Compliance with Laws, Regulations and Other Restrictions.  The Agreement requires that Wellington Management manage the Fund’s portfolio in conformity with the Fund’s Agreement and Declaration of Trust and By-laws, each as amended from time to time, the 1940 Act and other applicable laws.  The Agreement also requires that Wellington Management manage the Fund’s portfolio to the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information, any investment guidelines or other instructions received in writing from HIFSCO and any policies and instructions as the Board or HIFSCO may from time to time establish and deliver to Wellington Management.  Under the Agreement, Wellington Management must also cause the Fund to comply with certain provisions of the Internal Revenue Code of 1986, as amended.

Brokerage.  Under the Agreement, Wellington Management selects the brokers or dealers that will execute the purchases and sales of portfolio securities and places all such orders in the name of the Fund or its nominees.  Subject to and in accordance with any directions that the Board or HIFSCO may issue from time to time, Wellington Management may be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington Management determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington Management’s overall responsibilities with respect to the Fund and Wellington Management’s other clients.  The Agreement does not limit or restrict Wellington Management’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

Compensation and Allocation of Expenses.  The Agreement provides that, as compensation for the performance of the services by Wellington Management, HIFSCO will pay a quarterly fee to Wellington Management calculated on the basis of the average daily net asset value of the Fund.  Wellington Management bears all expenses in connection with the performance of its services under the Agreement.  These provisions differ from the Hartford Investment Management Agreement, which provided that, as compensation for the performance of the services by Hartford Investment Management under the Agreement, HIFSCO would pay to Hartford Investment Management on a quarterly basis the equivalent of all direct and indirect expenses incurred by Hartford Investment Management in connection with the performance of its duties under the Hartford Investment Management Agreement.

Liability and Indemnification.  Pursuant to the Agreement, Wellington Management will not be liable for any loss or losses sustained by reason of any investment, including the purchase, holding or sale of any security, as long as Wellington Management acted in good faith and with due care.  The Agreement further provides that the provisions of the Agreement will not be deemed to protect Wellington Management, and Wellington Management will indemnify HIFSCO, for any and all loss, damage, judgment, fine or award paid in settlement and attorney’s fees related to Wellington Management’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Agreement.  These liability provisions are similar to the Hartford Investment Management Agreement, except that Hartford Investment Management was subject to liability, and was required to indemnify HIFSCO, in the event of its willful misfeasance, bad faith or negligence (rather than gross negligence) in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Hartford Investment Management Agreement.

Term.  The Agreement has an initial two-year term and will continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (i) by a vote of a majority of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, and (ii) in either event, by the vote of a majority of the members of the Board who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on the Agreement.

Termination.  The Agreement can be terminated at any time without the payment of any penalty either by vote of the members of the Board or by a vote of a majority of the outstanding voting securities of the Fund, or by HIFSCO on written notice to Wellington Management.  Wellington Management may terminate the Agreement on 90 days’ prior written notice to HIFSCO, but such termination will not be effective until HIFSCO has contracted with one or more persons to serve as a successor sub-adviser to the Fund (or HIFSCO or an affiliate of HIFSCO agrees to manage the Fund) and such person has assumed such position.  The Agreement terminates automatically in the event of its assignment, and also terminates automatically upon termination of the investment management agreement between HIFSCO and the Fund.

With the exception of the differences discussed above, the terms of the Agreement are substantially similar to the terms of the Hartford Investment Management Agreement.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

INFORMATION ABOUT WELLINGTON MANAGEMENT

Wellington Management provides day-to-day management for the Fund’s portfolio.  Wellington Management is a Massachusetts limited liability partnership with principal offices at 280 Congress Street, Boston, Massachusetts 02210.  Wellington Management is a professional investment counseling firm that provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years. As of March 31, 2012, Wellington Management had investment management authority with respect to approximately $718.6 billion in assets.

As of the Board’s approval on March 27, 2012, Wellington Management does not act as investment adviser or sub-adviser to any registered investment companies with a similar principal investment strategy to the Fund.

The name and principal occupation of the principal executive officers of Wellington Management as of April 11, 2012 are listed below.

Name	Position
Charles Sean Argyle	Managing Director, Partner and Executive Committee Member
Louise Chabrier	Senior Vice President, Partner and Executive Committee Member
Cynthia Mary Clarke	Senior Vice President, Partner and Chief Legal Officer
Wendy Miller Cromwell	Senior Vice President, Partner and Executive Committee Member
Ray E. Hefler	Managing Director, Partner and Executive Committee Member
Nancy M. Morris	Vice President and Chief Compliance Officer
Saul Joseph Pannell	Senior Vice President, Partner and Executive Committee Member
Phillip H. Perelmuter	Senior Vice President, Managing Partner and Executive Committee Member
Edward Joseph Steinborn	Senior Vice President, Partner and Chief Financial Officer

Brendan Joseph Swords	Senior Vice President, Managing Partner and Executive Committee Member
Perry Marques Traquina	President, Chief Executive Officer, Managing Partner and Executive Committee Member
Vera Maria Trojan	Senior Vice President, Partner and Executive Committee Member

The business address for each individual mentioned above is 280 Congress Street, Boston, Massachusetts 02210.

For the period September 30, 2011 (commencement of operations) through October 31, 2011, the Fund did not pay commissions to any affiliated broker of Wellington Management, and did not pay any fees to Wellington Management for services provided to the Fund.

No officer or trustee of the Fund is an officer, employee, director, general partner or shareholder of Wellington Management.

ADDITIONAL INFORMATION

HIFSCO, the Fund’s investment manager, is principally located at 200 Hopmeadow Street, Simsbury, Connecticut 06089.  HIFSCO also acts as the Fund’s principal underwriter.

Hartford Life Insurance Company (“Hartford Life”), 200 Hopmeadow Street, Simsbury, Connecticut 06089, provides fund accounting services to the Fund.  For the period September 30, 2011 (commencement of operations) through October 31, 2011, the Fund paid $3,822 to Hartford Life for provision of fund accounting services.

Hartford Administrative Services Company (“HASCO”), 500 Bielenberg Drive, Woodbury, Minnesota 55125, provides transfer agency services for the Fund.  For the period September 30, 2011 (commencement of operations) through October 31, 2011, the Fund paid $0 to HASCO for provision of transfer agency services.

As of May 31, 2012, the Fund was only offered to sale to other Hartford-Sponsored Mutual Funds and no officers and trustees of the Fund beneficially owned any outstanding shares of the Fund. As of May 31, 2012, the following registered Hartford-Sponsored Mutual Funds held interests in the Fund and seed capital was invested on behalf of HIFSCO, the Fund’s investment manager:

Class Y
State Street Bank & Trust Cust FBO The Hartford Growth Allocation ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	38.96%

State Street Bank & Trust Cust FBO The Hartford Balanced Allocation ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	29.92%

State Street Bank & Trust Cust FBO The Hartford Conservative Allocation ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	7.51%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2010 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	1.67%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2015 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	1.58%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2020 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	5.11%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2025 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	3.24%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2030 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	6.77%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2035 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	1.58%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2040 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	2.06%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2045 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	0.79%

State Street Bank & Trust Cust FBO The Hartford Target Retirement 2050 ATTN Marilyn Orr 500 Bielenberg Dr Woodbury, MN 55125-4447	0.77%

Hartford Life Insurance Company ATTN: Mark Strogoff P.O. Box 2999 Hartford, CT 06104	0.04%

Total	100.00%